Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

December 2, 2019

Scott Powell

75 State Street

Boston, MA 02109

Dear Scott:

This agreement (the “Agreement”) sets forth the understanding between you and Santander Holdings USA, Inc. (“SHUSA”) with respect to your separation from service, from all positions with SHUSA, Santander Consumer USA Holdings Inc. (“SC”), Santander Bank N.A. (“SBNA”), Banco Santander S.A. (“BSSA”) and their respective affiliates (collectively, the “Group”), effective December 2, 2019 (the “Separation Date”). This Agreement amends, to the extent provided below, the letter agreement between you and SHUSA dated September 14, 2018 (the “Letter Agreement”).

SHUSA is entering into this Agreement in reliance upon your representations to SHUSA that you will serve as Chief Operating Officer (“COO”) of Wells Fargo & Company (“Wells Fargo”). The waivers by SHUSA provided below apply only to the extent you have no present intention to serve in a position other than COO. SHUSA reserves all of its rights, on behalf of itself and the Group, under the Letter Agreement and otherwise, in the event that you and Wells Fargo specifically contemplated at the time of your execution of this Agreement your serving in a different position within twelve months of your Separation Date.

Capitalized terms used but not defined herein shall have the definitions set forth in the Letter Agreement.

Amendment of Letter Agreement:

In consideration for the release of claims set forth herein, you and the Group hereby agree to the following amendments to the Letter Agreement:

•	SHUSA waives the Notice Period set forth in the Letter Agreement, and your employment shall terminate as of the Separation Date.

•

You waive any severance benefits that would be payable to you pursuant to the Letter Agreement from the Group, including SHUSA and SC, in connection with your separation of employment on the Separation Date.

•

You waive any deferred compensation and incentive compensation, whether in the form of cash or equity awards, that is unvested as of the Separation Date (including unvested amounts deferred under the Special Regulatory Incentive Program and any deferred bonus).

•	You will not receive a bonus for performance year 2019.

•

SHUSA waives the non-compete restriction set forth in the Restrictive Covenants attached to the Letter Agreement provided that you do not (i) have a present intention of working in a position other than Wells Fargo COO in the next twelve months; and you do not (ii) become the head of Wells Fargo’s vehicle finance business within twelve (12) months following the Separation Date.

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•

You agree that, for a period of eight (8) months following the Separation Date, you will not hire or engage, either directly or indirectly, or encourage or cause any other person or entity to hire or engage, either directly or indirectly, any person listed on Schedule A attached hereto. By way of clarification, the restriction described in the previous sentence shall apply, whether or not such person is employed by or providing services to the Group in any capacity, including during any notice period applicable to such person.

•

The Non-Solicitation Agreement attached to the Letter Agreement will remain in effect except that paragraph 2) thereof, relating to Santander employees, shall not apply. Notwithstanding the foregoing, nothing in this paragraph shall limit your ability, in the ordinary course, to deal with existing Wells Fargo clients so long as the purpose of your dealings is not to, and you do not, directly or indirectly, solicit, encourage or cause them to replace the services provided by the Group with services provided by Wells Fargo or its affiliates.

•

Nothing contained herein limits or in any way relieves you from your applicable obligations under previously paid and vested incentive compensation payments, grants and/or awards except to the extent any such obligations are amended or terminated by this Agreement.

•

You agree to keep any trade secrets of the Group of which you may have knowledge and other confidential information concerning the Group’s business, products, technical information, sales activities, procedures, promotion, pricing techniques, business plans, customer and dealer lists and credit and financial data (the “Confidential Information”) confidential. You agree that you will not disclose any of such Confidential Information to any person or other entity for any reason or purpose whatsoever nor shall you make use of any such Confidential Information (i) for your own purposes; or (ii) for the benefit of any person or other entity (except the Group) under any circumstances. Notwithstanding the foregoing provisions, the parties to this Agreement understand, acknowledge and agree, that the Confidential Information shall not be deemed to include (1) information that was in your possession prior to your employment by the Group, and is not known by you to be subject to another confidentiality agreement with or other obligation of secrecy to the Group, (2) information that becomes generally available to and known by the public other than as a result of disclosure by you, or (3) information that becomes generally available to you on a non-confidential basis from a source other than the Group, provided such source is not known by you to be bound by a confidentiality agreement with or other obligation of secrecy to the Group. In addition, nothing contained herein shall be deemed to preclude you from responding to requests for information or inquiries from the Office of the Comptroller of the Currency or the Federal Deposit Insurance Corporation, or any other federal banking regulator. Nothing in this Agreement prohibits or limits you from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before, the Securities and Exchange Commission, the Department of Justice, FINRA, any other self-regulatory organization or any other governmental, law enforcement, or regulatory authority, or any reporting of, investigation into, or proceeding regarding suspected violations of law, and that you are not required to advise or seek permission from the Group before engaging in any such activity. In connection with any such activity, you must inform such authority that the information being provided is confidential. Despite the foregoing, you are not permitted to reveal to any third-party, including any governmental, law enforcement, or regulatory authority, information that you came to learn during the course of employment with the Group that is protected from disclosure by any applicable law or privilege, including but not limited to the attorney-client privilege, attorney work product doctrine and/or other applicable legal privileges. The Group does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. Additionally, you recognize that your ability to disclose information may be limited or prohibited by applicable law and the Group does not consent to disclosures that would violate applicable law. Such applicable laws include, without

December 2, 2019 Page 3 of 6

limitation, laws and regulations restricting disclosure of confidential supervisory information or disclosures subject to the Bank Secrecy Act (31 U.S.C. §§ 5311-5330), including information that would reveal the existence or contemplated filing of a suspicious activity report. Notwithstanding anything herein to the contrary, you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. Nor shall you be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If you file a lawsuit against the Group for retaliation for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal; and do not disclose the trade secret, except pursuant to court order.

•

You and the Group agree that neither you, on the one hand, and the SHUSA Board and the senior executives of SHUSA and the senior executives of the Group, on the other hand, will make any disparaging or defamatory or untrue remarks to any third party concerning the other.

Mutual Release:

In consideration of the promises herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you hereby covenant and agree as follows:

You, for yourself, your spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other individuals and entities claiming through you, if any (collectively, the “Executive Releasers”), do hereby release, waive, and forever discharge SHUSA, the Group, and each of their respective agents, subsidiaries, parents, affiliates, related organizations, employees, officers, directors, attorneys, successors, and assigns in their capacities as such (collectively, the “Employer Releasees”) from, and do fully waive any obligations of Employer Releasees to Executive Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Executive Releasers in consequence of, arising out of, or in any way relating to: (a) your employment with SHUSA and any other Group entity; (b) the termination of your employment with the SHUSA and any other Group entity; (c) the Letter Agreement; or (d) any events occurring on or prior to the date of this Agreement. The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all waivable claims and any obligations or causes of action arising from such claims, under common law including wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under the Letter Agreement other than claims for unpaid severance benefits, bonus or salary earned thereunder) and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Executive Releasers may claim existed with Employer Releasees. This also includes a release of any claims for wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of your employment with the SHUSA or any other Group entity or any of its subsidiaries or affiliates or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions.

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Notwithstanding anything contained in this Agreement to the contrary, nothing contained herein shall constitute a release by any Executive Releaser of any of his, her or its rights or remedies available to him, her or it, at law or in equity, related to, on account of, in connection with or in any way pertaining to the enforcement of: (i) any right to indemnification, advancement of legal fees or directors and officers liability insurance coverage existing under the constituent documents of the Group or applicable state corporate, limited liability company and partnership statutes or pursuant to any agreement, plan or arrangement; (ii) any rights to the receipt of employee benefits which vested on or prior to the date of this Agreement; (iii) the right to continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act; or (iv) this release of claims and waiver (the “General Release”) or any of its terms or conditions.

Excluded from this General Release are any claims that cannot be waived by applicable law, including but not limited to the right to participate in an investigation conducted by certain government agencies. You do, however, waive your right to any monetary recovery should any government agency (such as the Equal Employment Opportunity Commission) pursue any claims on your behalf. You represent and warrant that you have not filed any complaint, charge, or lawsuit against the Employer Releasees with any government agency or any court. Nothing in this Agreement shall impair your rights under the whistleblower provisions of any applicable federal law or regulation or, for the avoidance of doubt, limit your right to receive an award for information provided to any government authority under such law or regulation.

You agree never to seek personal recovery from any Employer Releasee in any forum for any claim covered by the above waiver and release language, except that you may bring a claim under the ADEA to challenge this General Release. If you violate this General Release by suing an Employer Releasee (excluding any claim by you under the ADEA or as otherwise set forth above), then you shall be liable to the Employer Releasee so sued for such Employer Releasee’s reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Nothing in this General Release is intended to reflect any party’s belief that your waiver of claims under ADEA is invalid or unenforceable, it being the intent of the parties that such claims are waived.

The Employer Releasees do hereby release, waive, and forever discharge you, your heirs, personal representatives and assigns, and any and all other persons or entities that are now or may become liable to any Employer Releasee due to your act or omission (all of whom are collectively referred to as “Executive Releasees”), from, and do fully waive any obligations of Executive Releasees to Employer Releasees for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, that the Employer Releasees, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring from the beginning of time through the date of execution of this Agreement except for any willful and knowing act or omission by you that: (i) constitutes a felony under the laws of the United States or any state or political subdivision thereof; (ii) is a material violation of laws, rules or regulations applicable to banks, investment banks, broker-dealers, investment advisors or the banking, commodities, futures or securities industries generally; (iii) constitutes a breach of fiduciary duty, gross negligence or willful misconduct; (iv) materially violates any applicable Group policy or procedure, except to the extent amended or made inapplicable by this Agreement, and which is materially detrimental to the business, reputation, character or standing of any Group entity; (v) involves an act of fraud, a material act of dishonesty or a material misrepresentation; (vi) constitutes a material conflict of interest or material self-dealing; or (vii) would make you or any Executive Releasee ineligible for, or disqualify you or any Executive Releasee from, indemnification, advancement of legal fees or directors and officers liability insurance coverage existing under the constituent documents of the Group or applicable state corporate, limited liability company and partnership statutes or pursuant to any agreement, plan or arrangement.

Each party agrees that neither the foregoing General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by any party of any improper or unlawful conduct.

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Representations:

You represent, by signing below, that you are not relying on any promises that are not set out in this Agreement.

Each party acknowledges and recites that he or it has:

(a)	executed this Agreement and the General Release knowingly and voluntarily;

(b)	had a reasonable opportunity to consider the General Release;

(c)	read and understands the General Release in its entirety;

(d)

been advised and directed orally and in writing (and this subparagraph (d) constitutes such written direction) to seek legal counsel and any other advice such party wishes with respect to the terms of the General Release before executing it; and

(e)	relied solely on such party’s own judgment, belief and knowledge, and such advice as such party may have received from such party’s legal counsel.

You acknowledge and agree that (a) your execution of the Agreement and the General Release contained herein has not been forced by any employee or agent of the Group, and you have had an opportunity to negotiate the terms of the General Release; and (b) you have been offered twenty-one (21) calendar days after receipt of the General Release to consider its terms before executing it. You shall have seven (7) calendar days from the date you execute this Agreement to revoke your waiver of any ADEA claims by providing written notice of the revocation to SHUSA.

Sincerely,

/s/ T. Timothy Ryan

T. Timothy Ryan

Chairman of Santander Holdings USA, Inc.

Acknowledged and Agreed:

/s/ Scott Powell	December 2, 2019
Scott Powell	Date

December 2, 2019 Page 6 of 6

Schedule A

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